FONAR CORPORATION AND SUBSIDIARIES

Exhibit 10.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), dated as of March 5, 2013, among HEALTH DIAGNOSTICS MANAGEMENT, LLC, a New York limited liability company having its principal office at 110 Marcus Drive, Melville, New York 11747 (“HDM-Buyer”), HEALTH DIAGNOSTICS LLC, a Delaware limited liability company having its principal offices at 8 Corporate Center Drive, Melville, New York 11747 (“HD”), HEALTH DIAGNOSTICS HOLDINGS OF FLORIDA, LLC, a Delaware limited liability company having an address at 8 Corporate Center Drive, Melville, New York 11747 (“HD-Holdings”), HEALTH DIAGNOSTICS MANAGEMENT OF NEW YORK, LLC, a New York limited liability company having its principal offices at 8 Corporate Center Drive, Melville, New York 11747 (“HDMNY”), HEALTH DIAGNOSTICS MANAGEMENT OF AMERICA, LLC, a Delaware limited liability company having its principal offices at 8 Corporate Center Drive, Melville, New York 11747 (“HDMOA”), HEALTH DIAGNOSTICS OF FORT LAUDERDALE, LLC, a Florida limited liability company having its principal place of business at 4616 North Federal Highway, Fort Lauderdale, Florida 33308 (“HD-Lauderdale”), HEALTH DIAGNOSTICS OF MIAMI, LLC, a Florida limited liability company having its principal place of business at 3440 Hollywood Blvd., Suite 110, Hollywood, Florida 33021 (“HD-Miami”), and HEALTH DIAGNOSTICS OF ORLANDO, LLC a Florida limited liability company having its principal place of business at 2010 South Orange Avenue, Orlando, Florida 32806 (“HD-Orlando” and with HD-Lauderdale and HD-Miami, individually a “Florida Entity” and collectively the “Florida Entities”), and solely for purposes of the Guaranty (as defined in Section 2(b)), Section 7, and Section 13 hereunder, HEALTH MANAGEMENT CORPORATION OF AMERICA, a Delaware corporation having its principal place of business at 110 Marcus Drive, Melville, New York 11747 (“HMCA” and together with HDM-Buyer, “Buyers” or individually each a “Buyer”).

W I T N E S S E T H:

WHEREAS, HMCA’s affiliate, HDM-Buyer, will be engaged in the business of promoting and managing magnetic resonance imaging (“MRI”) facilities;

WHEREAS, HD, through its subsidiaries as hereinafter described, is also engaged in the business of promoting and managing MRI facilities;

WHEREAS, HD owns all of the membership interests in HD-Holdings, HDMNY and HDMOA;

WHEREAS, the Florida Entities, HD-Holdings, and HD own all of the assets used at the medical imaging facilities owned, operated, and/or otherwise managed by the Florida Entities at certain service sites located in the State of Florida, all as identified on Exhibit A (the “Florida Business”);

WHEREAS, HDMNY and HD own all of the non-clinical assets used at the medical imaging facilities owned by the certain providers and managed by HDMNY at certain service sites located in the State of New York, all as identified on Exhibit B (the “New York Business” and together with the Florida Business, the “Business”);

WHEREAS, the Florida Entities, HD-Holdings, and HD wish to contribute all of the assets used in the Florida Business to HDMOA, and HDMNY and HD wish to contribute all of the assets used in the New York Business to HDMOA;

WHEREAS, immediately thereafter, HD wishes to sell one hundred percent (100%) of the issued and outstanding membership interests in HDMOA (the “HDMOA Interests”);

WHEREAS, HDM-Buyer wishes to acquire HD’s subsidiaries’ business of promoting and managing MRI facilities by having HDM-Buyer acquire the HDMOA Interests;

WHEREAS, HD-Holdings owns (i) one hundred percent (100%) of the issued and outstanding membership interests in HD-Lauderdale and HD-Miami and (ii) seventy nine and one-half percent (79.5%) of the issued and outstanding membership interests in HD-Orlando (the remaining twenty and one-half percent (20.5%) of the issued and outstanding membership interests in HD-Orlando are owned by HDM-Buyer); and

WHEREAS, HDM-Buyer wishes to further acquire HD’s subsidiaries’ business of promoting and managing MRI facilities by acquiring the limited liability company interests held by HD-Holdings in the Florida Entities (the “Florida Interests” and collectively with the HDMOA Interests, the “Equity Interests”) subsequent to the sale of the Florida Business and upon HDM-Buyer’s obtaining the requisite approvals from the Florida Agency for Health Care Administration.

NOW THEREFORE, in consideration of the premises, representations and covenants contained herein, the parties hereto agree as follows:

1.                  Pre-Closing Contribution. Immediately prior to the Closing (as defined in Section 4 below) and, subject to the terms and conditions of this Agreement, the following transactions will occur.

(a)                               Contribution and Transfer of Assets. HD, HD-Holdings, the Florida Entities, and HDMNY (the “HD-Parties”) will contribute, convey, transfer, assign and deliver to HDMOA, free and clear of any lien, charge, encumbrance, option, right of first refusal, security interest, easement, obligation or claim or other third party right of any kind other than those listed at Schedule 6(a) hereto, the Assets (as hereinbelow defined). The effective time of such contribution and transfer is hereinafter sometimes referred to as the “Contribution Date”.

The “Assets” are all or substantially all of the assets, properties, rights, and claims used in, relating to, or arising from the conduct of the Business, as existing on the Contribution Date, including without limitation the following: (i) all of the medical imaging, diagnostic and other equipment, computer systems, information systems, and hardware, the PACS system, inventories of supplies and goods, leasehold improvements, P.O. Boxes and all other personal property either at the locations of the Business or used in connection thereof, including those items set forth on Schedule 1(a) attached hereto; (ii) the Assigned Agreements (as defined in Section 6(q) below); (iii) all of the patient lists, medical records, ledgers and information (“Patient Information”) relating to past and current patients of HD-Parties, the Florida Business, or the New York Business, as applicable (a “Patient” or the “Patients”) in HD-Parties’ possession on the Contribution Date; (iv) all documents and records relating to the Assets or the operations of the Business; (v) any prepayments received by HD-Parties prior to the Contribution Date for services to be rendered after the Contribution Date; (vi) all of HD-Parties’ interest in and to the telephone and facsimile numbers and directory listings used in connection with the Business; (vii) all of HD-Parties’ right, title and interest in accounts and notes receivable and payments for services rendered prior to the Contribution Date relating to the Business (collectively, the “Accounts Receivable”); and (viii) all of HD-Parties’ prepaid expenses, deposits, escrows, and all other tangible and intangible assets including transferable licenses and permits, referring physician lists, supplier and vendor lists, intellectual property rights, trade names, fictitious names, copyrights, service marks, properties, rights, and claims in, to or arising from the Business.

(b)                              Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Assets do not include (i) all cash-on-hand and cash equivalents of the Business immediately prior to the Contribution Date; (ii) any tax refund (including any interest in respect thereof) relating to the Business received by HDMOA or the Buyers, and any amounts of overpayments of tax credited against taxes which HDMOA or the Buyers otherwise would be or would have been required to pay that relate to any taxable period, or portion thereof, ending on or before the Contribution Date, the amount of such refund or the amount of any such credit, if and when occurring, to be paid over by HDMOA or the Buyers, as applicable, to HD-Parties within fifteen (15) days after receipt or entitlement thereto; (iii) any items, including, without limitation, accounts and notes receivable and payments for services, owned by the HD-Parties but that are not part of the Business; and (iv) any of the items identified on Schedule 1(b) hereto (collectively, the “Excluded Assets”). For the sake of clarity, any and all assets of HDMOA existing immediately prior to the Contribution Date shall also be an Excluded Asset for purposes of this definition, although the Buyer shall ultimately own and control such assets of HDMOA in addition to the Assets hereinabove defined, by virtue of its acquisition of the HDMOA Interests pursuant to Section 2 below.

(c)                               Assumption of Certain Liabilities and Obligations, Et Cetera. HDMOA hereby agrees, effective upon the Contribution Date, to assume and pay or discharge (i) any payroll and benefit liability or obligation incurred by HD-Parties or HDMOA and/or arising with respect to the Retained Employees (as defined at Section 6(t) below) as of and including the Contribution Date, including without limitation any liability or obligation to employees, government agencies or other third parties in connection with any employee benefit plan of any HD-Parties or HDMOA; (ii) liabilities or obligations relating to HDMOA or the Business arising in the ordinary course of business as of and including the Contribution Date; (iii) any and all accounts payable, third party invoices, expenses, costs, or amounts incurred by any of HDMOA or the HD-Parties in connection with HDMOA or the Business in the ordinary course of business that are due and payable as of and including the Contribution Date, irrespective of whether such liabilities relate to services rendered or obligations otherwise incurred by the HD-Parties or HDMOA prior to the Contribution Date; and (iv) those liabilities and obligations of the HD-Parties or HDMOA which are specified as being assumed by HDMOA pursuant to this Agreement and list of liabilities attached hereto as Schedule 1(c) hereto (collectively, the “Assumed Liabilities”).

(d)                              No General Assumption; Excluded Liabilities. HDMOA shall not assume, be bound by or agree to pay, perform or discharge any liabilities or obligations, fixed or contingent of the HD-Parties or any of their respective subsidiaries or affiliates of any kind or nature whatsoever arising or relating to the operations of the Business prior to the Contribution Date, except for those which are expressly assumed pursuant to the provisions of Section 1(c) above, including without limitation, (i) legal, accounting, brokerage, finder’s fees, taxes (except as provided in Section 19 below) or other expenses incurred by the HD-Parties in connection with this Agreement or the consummation of the transactions contemplated hereby; (ii) any intercompany debt or other liability or obligation of any nature between HD-Parties and any past or present subsidiaries or affiliates of any HD-Parties; (iii) other than in connection with the Assigned Agreements, liabilities or obligations incurred by any HD-Parties after the Contribution Date; (iv) any obligation or liability relating to any litigation or any claim arising out of any dispute against any of the HD-Parties except as expressly assumed by HDMOA under this Agreement; (v) any liability for any federal, state, local, foreign or other taxes, duties, or similar charges imposed by any taxing or governmental authority on or payable by any HD-Parties, except as provided in Section 19 hereto and except to the extent attributable to HDMOA and the Florida Entities for taxable periods (or portions thereof) after the Closing Date; (vi) any accounts payable, notes payable and bank debts of any HD-Parties except as expressly assumed by HDMOA under the Agreement; and (iv) those liabilities and obligations identified on Schedule 1(d) hereto (collectively, the “Excluded Liabilities”).

(e)                               Transfer of Assets by the HD-Parties. The HD-Parties will deliver to HDMOA those certain Bills of Sale in the form of Exhibit C hereto, which shall vest in HDMOA good and marketable title to the Assets, free and clear of any lien, charge, encumbrance, option, right of first refusal, security interest, easement, obligation or claim or other third party right of any kind other than those listed at Schedule 6(a) hereto.

(f)                               Assigned Agreements. The HD-Parties shall assign the Assigned Agreements (as defined in Section 6(q) below) and HDMOA shall assume the obligations under the Assigned Agreements, pursuant to those certain Assignment and Assumption Agreements in the form of Exhibit D hereto.

2.                  The Transaction. As of the Closing Date (as defined in Section 4 below) and, subject to the terms and conditions of this Agreement, all in consideration for the Purchase Price (as defined in Section 3 below), the following transactions will occur.

(a)                               Sale and Purchase of HDMOA Interests. HD will sell, convey, transfer, assign and deliver to HDM-Buyer, free and clear of any lien, charge, encumbrance, option, right of first refusal, security interest, easement, obligation or claim or other third party right of any kind other than those listed at Schedule 6(a) hereto, and the Buyers will purchase from HD, the HDMOA Interests. For the sake of clarity, HDM-Buyer is the only entity acquiring the HDMOA Interests, and HMCA is not acquiring the HDMOA Interests. The term “Buyer” has been used throughout this Agreement in relation to HMCA solely for ease of reference, and HMCA’s obligations hereunder are limited to the Guaranty (as defined in Section 2(b)), Section 7, and Section 13.

(b)                              Guaranty of HDMOA Obligations. In furtherance of such sale and purchase of HDMOA Interests, each of the Buyers hereby jointly and severally personally guaranties any and all obligations of HDMOA, including without limitation with respect to the Assigned Agreements and pursuant to the terms and conditions applicable to HDMOA as of the Contribution Date as set forth herein and in the Assignment and Assumption Agreement, and agrees to be bound by all of the terms of any obligations of HDMOA following the Closing Date (the “Guaranty”).

(c)                               Post-Closing Management Agreement. Commencing on the Closing Date and continuing for the term of the Post-Closing Management Agreement (as defined below), Buyer and HDMOA shall provide HD-Parties with turn-key management support, including, without limitation, the space, equipment, personnel, and supplies necessary to operate HD’s subsidiaries’ business related to the Excluded Assets, as well as specific reserved office space for the HD-Parties at the Melville, New York location, all pursuant to that certain management agreement, a copy of which is attached hereto as Exhibit E (the “Post-Closing Management Agreement”).

(d)                              Post-Closing Adjustment. The parties shall agree in good faith to a post-Closing proration and adjustment process as to various matters outlined in this Section 2, including, without limitation, certain expenses which HD-Parties have prepaid for the benefit of the Buyers and HDMOA. A form of the post-Closing proration and adjustment mechanics is attached hereto as Exhibit F; provided, however, that the parties acknowledge and agree that due to the nature of this process, such exhibit is subject to further future changes to accommodate matters arising after the Closing Date.

3.                  Purchase Price. The purchase price for the HDMOA Interests to be conveyed hereunder (the “Purchase Price”) shall be Thirty Four Million Four Hundred Twenty Six Thousand Two Hundred Eighty Eight Dollars ($34,426,288.00), payable in immediately available funds in accordance with wiring instructions provided by HD and appended as Exhibit G hereto. The Purchase Price shall be allocated for federal, state, local and foreign tax purposes by the parties as set forth on Exhibit H attached hereto (the “Allocation”). To the extent the parties are unable to agree upon the Allocation prior to the Closing Date, the parties shall in good faith attempt to resolve such dispute for a period of thirty (30) days following the Closing Date. If, upon the expiration of such thirty (30) day period, the dispute has not been resolved, then the parties shall engage, at their mutual cost and expense, a mutually agreeable independent third party accounting or valuation firm to provide an independent resolution to the Allocation dispute, whose determination as to the Allocation in question shall be final and binding upon the parties.

4.                  Closing. The closing (“Closing”) of such sale and purchase shall take place at the offices of the Buyers located at 110 Marcus Drive, Melville, New York 11747, at 10:00 o’clock a.m., New York time, on March 1, 2013 or at such other time and place as the parties may agree (such time and date is herein called the “Closing Date”).

At the Closing:

(a)                               Transfer of HDMOA Interests. HD will deliver to HDM-Buyer that certain Assignment and Assumption of Equity Interests in the form of Exhibit I hereto, which shall vest in HDM-Buyer good and marketable title to the HDMOA Interests, free and clear of any lien, charge, encumbrance, option, right of first refusal, security interest, easement, obligation or claim or other third party right of any kind other than those listed at Schedule 6(a) hereto.

(b)                              Payment of Consideration. The Buyers shall pay the Purchase Price as provided in Section 3.

5.                  Post-Closing Sale of Florida Equity.

(a)                               Sale and Purchase of Florida Interests. The parties acknowledge that upon the execution of this Agreement, HDM-Buyer or an affiliate thereof shall file the appropriate applications and obtain the requisite health care clinic licenses from the Florida Agency for Health Care Administration to operate the Florida Business, pursuant to Chapter 400, Florida Statutes, as listed at Schedule 5(a) hereto (the “Licenses”). Immediately upon HDM-Buyer providing HD-Parties with written notice that it or an affiliate of the Buyers has obtained the requisite licenses and other third party approvals necessary for it to acquire the membership interests of the Florida Entities, Buyers shall acquire from HD-Holdings, and HD-Holdings hereby agrees to sell, all of the Florida Interests for One Dollar ($1), the receipt and adequacy of such consideration being hereby acknowledged, pursuant to that certain Membership Interests Purchase Agreement in the form of Exhibit J hereto (the “Florida Interests Purchase Agreement”). HDM-Buyer acknowledges, represents, and agrees that it will use all reasonable efforts to consummate the transaction specified in this Section 5(a) as soon as practicable, with HDM-Buyer’s filing of the applications for Licenses to occur within ten (10) days following the Closing Date, and HDM-Buyer shall obtain the Licenses within ninety (90) days following the Closing Date.

(b)                              Transfer of Florida Interests. Upon the effective date of the Florida Interests Purchase Agreement, HD-Holdings shall deliver to HDM-Buyer those certain Assignment and Assumption of Equity Interests in the form of Exhibit I hereto, which shall vest in HDM-Buyer good and marketable title to the Florida Interests, free and clear of any lien, charge, encumbrance, option, right of first refusal, security interest, easement, obligation or claim or other third party right of any kind other than those listed at Schedule 6(a) hereto.

(c)                               Florida Management Agreement. Commencing on the Closing Date and continuing for the term of the Florida Management Agreement (as defined below), (i) Buyer shall provide the Florida Entities with the space, equipment, personnel, and supplies necessary for the Florida Entities to operate the Florida Business; (ii) each of the Florida Entities shall continue to bill for services provided at the locations operated by such Florida Entity as the actual provider and under the applicable Florida Entity’s Medicare supplier number and tax identification number; and (iii) each of the Florida Entities shall pay the proceeds that it receives from billing for services provided at the locations operated by such Florida Entity to Buyers as a management fee, all pursuant to that certain management agreement, a copy of which is attached hereto as Exhibit K (the “Florida Management Agreement”).

6.                  Representations and Warranties by the HD-Parties. The HD-Parties, jointly and severally, represent and warrant to the Buyers as follows:

(a)                               Organization, Power and Standing; Assets. Each of the HD-Parties and HDMOA is a corporation, limited liability company or other entity, validly existing and in good standing under the laws of the jurisdiction in which it was formed, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted. The Assets are free and clear of any lien, charge, encumbrance, option, right of first refusal, security interest, easement, obligation or claim or other third party right of any kind, except as listed on Schedule 6(a).

(b)                              Foreign Qualifications. Each of the HD-Parties and HDMOA is duly qualified and authorized to do business and is in good standing in each of the jurisdictions listed on Schedule 6(b). None of the HD-Parties or HDMOA is required to qualify to do business as a foreign entity in any other jurisdiction, except where the failure to do so would have no material adverse effect on the business, assets and equity interests to be transferred to the Buyers under this Agreement.

(c)                               Equity Interests. The authorized and issued Equity Interests of HDMOA and of each Florida Entity on a fully diluted basis is as set forth on Schedule 6(c) and any such Equity Interests are owned beneficially and of record by the persons and in the amounts and proportions set forth on such Schedule 6(c). Neither HDMOA nor any Florida Entity has any contracts containing any profit participation features, stock appreciation rights or phantom stock options, or similar contracts that allow any person to participate in the equity or profits of any Florida Entity or HDMOA except as set forth in Schedule 6(c). No Equity Interests of HDMOA or any Florida Entity are reserved for issuance and there are no outstanding options, claims, contracts, convertible or exchangeable securities or other commitments, contingent or otherwise, relating to the Equity Interests or pursuant to which HDMOA or any Florida Entity is or may become obligated to issue or exchange any of its Equity Interests. Neither HDMOA nor any Florida Entity is subject to any obligation or contract (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interests or any options. All of the Equity Interests are validly issued, fully paid and non-assessable, and have been issued and transferred to their present owners in compliance with all applicable securities laws, free and clear of all pledges, security interests, liens, contracts and other encumbrances other than those listed at Schedule 6(a) hereto. Except as set forth on Schedule 6(c) there are no contracts between or among any of HDMOA’s or any Florida Entity’s equity holders, members or any other persons that are binding upon any member of HDMOA or of a Florida Entity with respect to the voting, transfer, encumbrance of any Equity Interests of any member of HDMOA or of the Florida Entities or options to acquire Equity Interests of any member of HDMOA or of the Florida Entities that are exchangeable or convertible into Equity Interests of any member of HDMOA or of the Florida Entities or with respect to any aspect of any of HDMOA or any Florida Entity’s governance or dividends or distributions. The equity ownership record books of HDMOA and of each Florida Entity that have been made available to the Buyer for inspection prior to the date hereof are true and correct in all material respects.

(d)                              Redemption. There is no outstanding contract with HDMOA or any Florida Entity or any other person to purchase, redeem or otherwise acquire any Equity Interests, or securities or obligations of any kind convertible into any Equity Interests of any of HDMOA or the Florida Entities.

(e)                               Authorization, Et Cetera. The execution and delivery of this Agreement and the sale and all other transactions contemplated hereby have been duly authorized by all necessary action on the part of the HD-Parties. No consents are necessary to authorize the transactions contemplated hereby under any contract, indenture or other agreement to which any of the HD-Parties is a party or by which it is bound.

(f)                               Subsidiaries. None of the Florida Entities or HDMOA own any stock or other equity interest in any corporation, limited liability company, partnership or other entity.

(g)                              Validity and Enforceability. This Agreement is and each of the other agreements, documents and instruments contemplated to which any of HDMOA or the HD-Parties is a party shall be when executed and delivered, the valid and binding obligations of HDMOA or such HD-Parties, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar legal requirements affecting or relating to creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(h)                              Financial Information.

(i)                          The HD-Parties and HDMOA have made available to the Buyers the audited consolidated balance sheets of the HD-Parties and HDMOA as of December 31, 2010 and December 31, 2011 (the December 31, 2010 and December 31, 2011 balance sheets are sometimes referred to herein as the “Balance Sheets” and the dates thereof are sometimes referred to as the “Balance Sheet Dates”), and the audited, consolidated statements of cash flows, income and stockholders’ equity for the fiscal years then ended. Such financial statements described in this Section 6(h)(i) and the notes thereto, if any, (i) are complete and accurate in all material respects and fairly present in all material respects the financial condition of the HD-Parties and HDMOA as of the respective dates thereof and the results of operations for the periods then ended, and (ii) were prepared in accordance with the books and records of the HD-Parties and HDMOA in conformity with GAAP consistently applied during the periods covered thereby.

(ii)                        The HD-Parties and HDMOA have also made available to the Buyers interim unaudited balance sheets and income statements as of and for the nine (9) month period ended September 30, 2012. Such financial statements described in this Section 6(h)(ii) and the notes thereto, if any, (i) are complete and accurate in all material respects and fairly present in all material respects the financial condition of the HD-Parties and HDMOA as of the respective dates thereof and the results of operations for the periods then ended, and (ii) were prepared in accordance with the books and records of the HD-Parties and HDMOA in conformity with the cash method of accounting.

(i)                                Absence of Certain Changes. Since December 31, 2012, other than pursuant to this Agreement, there has not been:

(i)                          any changes in the business, condition (financial or otherwise), assets or liabilities of any of the HD-Parties or HDMOA, whether or not covered by insurance and whether or not arising from transactions in the ordinary course of business, which, individually or in the aggregate, have been materially adverse.

(ii)                        any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the business or prospects of or any of their respective assets and properties; or

(iii)                      any increase in the compensation, pensions or other benefits payable or to become payable by any of the HD-Parties or HDMOA to any of its employees who will be Retained Employees following the Closing or any bonus payment or arrangement made to or with any such Retained Employees other than those which are consistent with past practices and/or have been disclosed in writing to the Buyers;

(j)                                Tax Returns and Payments. All tax returns and reports of each of the HD-Parties and HDMOA and the entities with which they are consolidated for tax reporting purposes, required by law to be filed have been duly filed, and all taxes, assessments, fees and other governmental charges upon any properties, assets, income or franchises of any such entity or for which any such entity is otherwise liable, which are due and payable have been paid, other than those presently payable without penalty or interest and which have been disclosed in writing to the Buyer. The charges, accruals and reserves on the books of the HD-Parties and HDMOA and the entities with which they are consolidated for tax reporting purposes with respect to taxes for all fiscal periods are adequate and said entities do not know of any actual or proposed tax assessment for any fiscal period or of any basis therefor other than as so reflected on their respective books and records. No extension of time for the assessment of deficiencies in any federal or state tax has been requested of or granted by any of said entities. The HD-Parties and HDMOA shall file or cause to be filed when due (or as may be extended) the federal, state and local income tax returns for said entities for all periods up to the Closing Date, shall pay all taxes, interest and penalties as may be due for such periods and shall be entitled to any refunds for any such periods up to the Closing Date.

(k)                              Real Property. Neither any of the HD-Parties nor HDMOA owns any real property. Schedule 6(k) attached hereto contains a complete list of all leases of any real property held by any of the HD-Parties or HDMOA (the “Leases”). The HD-Parties and HDMOA have made available to the Buyers complete and correct copies of the Leases. All of said Leases are valid and subsisting and none of them is in default. No toxic, medically hazardous or radioactive materials are used in or produced by any operations at such properties and no such materials are disposed of or stored on any properties leased or used by the HD-Parties or HDMOA.

(l)                                Personal Property. All personal properties and assets used, or held for use, in the Business and the Assets are listed in Schedule 6(l) hereto. Either one of the HD-Parties or HDMOA has good and marketable title to each of said items of personal property and assets, as set forth in Schedule 6(l), in each case subject to no mortgage, pledge, lien, conditional sale agreement, encumbrance or charge, except as set forth in Schedule 6(l). None of said personal properties or assets is held by the HD-Parties or HDMOA as a lessee or licensee under or subject to any lease or agreement, or as conditional vendee under any conditional sale or other title retention agreement, except as set forth in Schedule 6(l). All inventory and supplies are usable on a normal basis. There have been no acquisitions or dispositions of any inventory or supplies since December 31, 2012 except in the ordinary course of business.

(m)                            Accounts Receivable. All accounts and notes receivable of the HD-Parties or HDMOA relating to the Business on the schedule of accounts and notes receivable attached hereto as Schedule 6(m) represent valid and binding obligations and are stated and reserved against in accordance with generally accepted accounting principles and historical experience.

(n)                              Energy and Materials. None of the HD-Parties or HDMOA has received any notice or other communication, whether formal or informal, from any supplier of gas, oil or electric power or of supplies or other materials used in its business or operations to the effect that any such energy source, supplies or material will become unavailable to an extent which might impair the continued conduct of its business or operations at the greater of their current or historic levels.

(o)                              Insurance. The insurance policies currently maintained by or for the benefit of the HD-Parties and HDMOA with respect to the Business are listed on Schedule 6(o) hereto and each is fully paid for periods extending in all cases beyond the Closing Date, as reflected on Schedule 6(o).

(p)                              Material Contracts. With the exception of those contracts and commitments listed or referred to in Schedule 6(p), neither any of the HD-Parties nor HDMOA is a party to or bound by any material contract or commitment, whether written or oral, other than orders and commitments for the purchase or sale of supplies or services entered into in the ordinary course of business, none of which involves more than Seventy Thousand Dollars ($70,000).

(q)                              Assigned Agreements. The HD-Parties have made available to the Buyers complete and correct copies of all agreements required to be assigned to HDMOA hereunder as listed or referred to in Schedule 6(q) (the “Assigned Agreements”). As of the Closing Date, the HD-Parties and HDMOA have complied with all the provisions of such Assigned Agreements and are not in default under any of the terms thereof. No amounts owing by any HD-Parties or HDMOA under any of such agreements is past due.

(r)                                Names, Copyrights, Patents, Trademarks, Et Cetera. The names or designations, trademarks, trade names, copyrights, patents and other statutory rights used by the HD-Parties and HDMOA in their respective businesses are listed in Schedule 6(r) and are valid and in good standing and are owned or held by them without any known or suspected conflict with the rights of others. The HD-Parties and HDMOA have all franchises, permits, licenses and other authority as is necessary to enable them to conduct their business as now being conducted, and none of them is in default under any of such franchises, permits, licenses or other authority. To the best of the HD-Parties’ and HDMOA’s knowledge, they possess all trademarks, trademark rights, trade names, trade name rights, copyrights, patents, patent rights and other statutory rights necessary for them to conduct their businesses as now being conducted, without conflict with any valid rights of others. Neither any of the HD-Parties nor HDMOA has licensed any other person to use, or to have access to for any reason, any such rights owned or possessed by them.

(s)                               Compliance with Law and Government Regulations. To the best of HD-Parties’ and HDMOA’s knowledge, each of the HD-Parties and HDMOA is in compliance with all applicable statutes, regulations, decrees, orders, restrictions, guidelines and standards, imposed by the United States of America, New York State, Florida and any other state, county, municipality or agency of any thereof, and any foreign country or government to which it or any of its operations may be subject, in respect of the conduct of its business as currently and historically conducted and the ownership and operation of its respective properties.

(t)                                Retained Employees and Compensation. Attached hereto as Schedule 6(t) is a true and complete list of all employees of HDMOA, HD, and HD’s subsidiaries in the MRI scanning business who will be employees of HDMOA or HDM-Buyer or its subsidiaries, affiliates or clients on the Closing Date (the “Retained Employees”), specifying the rate of compensation (including bonuses and commissions, if any) and position held by each such person.

(u)                              Pension and Profit-Sharing Obligations. The HD-Parties and HDMOA have made available to the Buyers complete and correct copies or descriptions of, and any publications relating to, employee profit-sharing, incentive, current or future pensions, 401(k) Plans, retirement pay or other obligations for deferred compensation applicable to persons employed by the HD-Parties or HDMOA, whether or not such obligations are of a legally binding nature or in the nature of informal understandings. A list of all such plans is attached hereto as Schedule 6(u). Neither the HD-Parties nor HDMOA offers any Employee Stock Ownership Plan and Trust (“ESOP”). None of said plans has incurred any “accumulated funding deficiency” as such term is defined in Section 302 of the Employee Retirement Income Security Act of 1974, as amended (whether or not such deficiency is being waived).

(v)                              Employee Benefit Plans. The HD-Parties and HDMOA have made available to the Buyers complete and correct descriptions of, and any publications of any employee benefit plans, in addition to those referred to in Section 6(u) above, applicable to persons employed by the HD-Parties or HDMOA, including but not limited to health insurance plans. A list of such employee benefit plans is attached hereto as Schedule 6(v).

(w)                            Labor Contracts, Et Cetera. Neither any of the HD-Parties nor HDMOA is a party to any collective bargaining or other labor union contract applicable to any persons employed by any of them. Neither the HD-Parties nor HDMOA know of any activities or proceedings of any labor union (or representatives thereof) to organize any of their employees, or of any threats of strikes or work stoppages by any of their employees.

(x)                              Litigation. Except as set forth on Schedule 6(x), there is no litigation, arbitration, proceeding or investigation pending, or to the HD-Parties’ or HDMOA’s knowledge, threatened, which in their reasonable opinion might, either individually or collectively, result in any material adverse change in their respective businesses or conditions (financial or otherwise) or in any of their properties or assets used therein, or in any material liability on the part of any of the HD-Parties or HDMOA in respect thereof, or in any material change in the methods of doing business of the HD-Parties or HDMOA, or which questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement and, to the HD-Parties’ and HDMOA’s best knowledge, there is no basis for any such litigation, arbitration, condemnation, proceeding or investigation.

(y)                              No Broker. Neither any of the HD-Parties nor HDMOA has employed any finder, broker, agent or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby. The HD-Parties will indemnify the Buyers and hold them harmless against all liabilities, expenses, costs, losses and claims, if any, arising from the employment by, or services rendered to, any of the HD-Parties or HDMOA (or any allegation of any such employment by, or services rendered to, any of them) of any finder, broker, agent or other intermediary in such connection.

(z)                               Disclosures. Except for the representations and warranties set forth in this Section 6, neither the HD-Parties are making any other representations or warranties.

7.                  Representations and Warranties of the Buyers. The Buyers, jointly and severally, represent and warrant to the HD-Parties and HDMOA as follows:

(a)                               Organization and Standing. Each of HMCA and HDM-Buyer is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it was formed, and has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated under this Agreement. HMCA and HDM-Buyer are qualified to conduct business as foreign entities in all states in which they are required to do so, except for those where the failure to qualify would have no adverse material effect on either of them or their assets, properties or business.

(b)                              Authorization, Et Cetera. The execution and delivery of this Agreement and the purchase and all other transactions contemplated hereby have been duly authorized by the necessary parties on behalf of the Buyers. No consent, approval, authorization or order of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of the Buyers is required in connection with the execution and delivery of this Agreement or the carrying out of the transaction contemplated hereby. The Buyers have obtained or will obtain prior to the Closing all consents necessary to authorize the transactions contemplated hereby under any contract, lease, indenture or other agreement to which it is a party or by which they are bound. The Buyers shall also make all necessary governmental and non-governmental registrations, filings and notifications required to be made by them in connection therewith.

(c)                               Litigation, Et Cetera. There is no litigation, arbitration, proceeding or investigation pending or, to Buyers’ knowledge, threatened against either of the Buyers which questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement, and to their knowledge, there is no basis for any such litigation, arbitration, condemnation, proceeding or investigation.

(d)                              Compliance with Law and Government Regulations. To the best of the Buyers’ knowledge, each of the Buyers is in compliance in all material respects with all applicable statutes, regulations, decrees, orders, restrictions, guidelines and standards, imposed by the United States of America, any state, county, municipality or agency of any thereof, and any foreign country or government to which it or any of its respective operations may be subject, in respect of the conduct by such corporation of its business as currently conducted and the ownership and operation of its respective properties, except where the consequences of noncompliance would not have a material adverse effect on such corporation or its business.

(e)                               Insurance. The Buyers maintain such insurance policies or are self insured with respect to their assets, business and operations as they reasonably deem necessary, prudent and cost-effective.

(f)                               Compliance with Other Instruments. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will result in any violation of or be in conflict with any term of either the Buyer’s formation or organizational documents or of any contract or other instrument to which it is a party, or of any judgment, decree, order, statute, rule or regulation by which it is bound.

(g)                              Validity and Enforceability. This Agreement is and each of the other agreements, documents and instruments contemplated to which either Buyer is a party shall be when executed and delivered, the valid and binding obligations of such Buyer enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar legal requirements affecting or relating to creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(h)                              Broker. Neither Buyer has employed any finder, broker, agent or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby, and the Buyer will indemnify the HD-Parties and hold them harmless against all liabilities, expenses, costs, losses and claims, if any, arising from the employment by, or services rendered to them (or any allegation of any such employment by, or services rendered) of any finder, broker, agent or other intermediary in such connection.

(i)                                Health Care Clinic Licenses. Buyer is not aware of any reason why the Florida Agency for Health Care Administration would not issues the Licenses to the Buyer, other than due to potential matters of which the Buyer is not aware.

(j)                                Disclosures. Except for the representations and warranties set forth in this Section 7, Buyers are not making any other representations or warranties.

8.                  Covenants of the HD-Parties. The HD-Parties covenant and agree with the Buyers as follows:

(a)                               Books and Records. At the Closing, the HD-Parties will turn over to HDMOA and the Buyers as part of their delivery of the Assets, all records and files, physician lists, lists of insurance companies, lists of health maintenance organizations and preferred provider organizations, books of account, inventory records, personnel records with respect to any Retained Employee, financial books and records and other books and records, including without limitation tax records and returns which relate to the Assets. The HD-Parties’ personnel will cooperate in the Buyers’ obtaining necessary data in any manner which Buyers may reasonably request.

(b)                              Non-Competition. For a period of five (5) years after the Closing the HD-Parties and every direct and indirect subsidiary of the HD-Parties, will not directly or indirectly: (i) form, own, manage, operate, join, control or participate in the formation, ownership, management, operation or control of, or be connected in any manner with, any business (whether as a member, manager, stockholder, or otherwise) involving the ownership or operation of, the management of, or the provision of management services to, any MRI scanning facility (whether free standing, or as part of a radiology practice or any hospital providing MRI scanning services), within a radius of (X) in the Borough of Manhattan, New York, three-quarter (.75) miles, (Y) elsewhere in the State of New York, two and one-half (2.5) miles, and (Z) in the State of Florida, five (5) miles, of any MRI scanning facility now owned or managed by the Buyers or any direct or indirect subsidiary of the Buyers, or now owned or managed by the HD-Parties, the Florida Entities or any direct or indirect subsidiary of them, which will be managed by the Buyers or any direct or indirect subsidiary of the Buyers upon the consumption of this transaction, provided that in the case of any MRI facility utilizing an MRI scanner capable of scanning patients in an upright position, or on an incline or in any other non-recumbent position, whether manufactured by Fonar Corporation or any other party, the territorial restrictions hereunder shall be the States of New York and Florida; (ii) solicit, divert, take away or attempt to take away any of Buyers’ clients, customers or suppliers or the business or patronage of any such clients, customers or suppliers, or in any way interfere with, disrupt or attempt to disrupt any than existing relationships between Buyers and any of their clients, customers or suppliers or other persons with whom they deal or contact, or enter into any business transaction with any such clients, customers or suppliers or other persons for any purpose detrimental to the interests of the Buyers; or (iii) solicit, or directly or indirectly assist any person to solicit, any person who is employed by the Buyers or any of their direct or indirect subsidiaries, or induce such a person to leave his or her employment; provided, however, that the foregoing shall not prohibit the HD-Parties or their direct or indirect subsidiaries from (1) soliciting or hiring any person whose employment has been terminated by the Buyers or any of their direct or indirect subsidiaries prior to the date of such solicitation, provided such termination was not encouraged by any HD-Parties or their direct or indirect subsidiaries, or (2) soliciting or hiring any person employed by the Buyers or any of their direct or indirect subsidiaries who initiates contact with any of the HD-Parties or their direct or indirect subsidiaries without any improper inducement by the HD-Parties or their direct or indirect subsidiaries.

Nothing contained herein shall prohibit the HD-Parties from (i) purchasing and holding limited liability company interests, shares of stock or other equity interests of a competitor of the Buyers which are traded on any national or regional stock exchange or on the NASDAQ System as long as the limited liability interests, shares or other equity interests owned by the HD-Parties, in the aggregate, together with their direct or indirect subsidiaries, at any one time do not exceed five percent (5%) of the total equity interests outstanding and provided further that neither the HD-Parties nor any of their direct or indirect subsidiaries exercise any control over or performs any executive, management or other services for such competitor or (ii) prohibit the HD-Parties or their affiliates or subsidiaries from participating in the ownership, operation, and/or management of those certain facilities with which HD-Parties or their affiliates or subsidiaries have existing relationships, as specified at Exhibit L hereto (the “Carveouts”). The HD-Parties agree that the remedy at law for any breach of the covenants in this Section would be inadequate and that the Buyers would be entitled to injunctive relief in the case of any such breach. Should it be held at any time that the restriction placed upon the HD-Parties and their subsidiaries by this Section is too onerous and is not necessary for the protection of the Buyers, the HD-Parties agree that any court of competent jurisdiction may impose any lesser restriction which such court may consider to be necessary or appropriate properly to protect the Buyers, but any such determination as to the invalidity or unenforceability of this covenant shall not affect the validity or enforceability hereof in any State or other jurisdiction over which such court does not have jurisdiction.

In consideration of the performance of Buyers’ obligations hereunder, the HD-Parties agree that they and their subsidiaries shall retain any information contained in Business Material (as hereinafter defined) in confidence and shall not, directly or indirectly, use, copy or publish any of that information or reveal, report, disclose or divulge any of that information to any third party without the prior written consent of the Buyers, nor assist any person to do so. For purposes of this Agreement, “Business Material” shall mean all information, written and oral, concerning Buyers, the Business being acquired by the Buyers, the Equity Interests or the Assets that is either non-public, confidential, proprietary or competitively sensitive in nature, including, without limitation, customer and client lists, names and other information relating to customer and client contracts, customer and client files, and methods and strategies relating to negotiating contracts with customers, clients and persons referring customers and clients. Upon the Buyers’ request, each such entity shall promptly deliver to the Buyers all written material containing or reflecting any information containing Business Material and will not retain any copies, extracts or other reproductions in whole or in part of such written material, except as needed by the HD-Parties to comply with applicable laws or any court order as determined by the HD-Parties’ counsel in good faith, to prepare tax returns, for purposes of financial audits, and to respond to any audit by any governmental agency.

(c)                               No Consents. The parties acknowledge and agree that it is impractical for the HD-Parties to obtain any third party consents prior to consummating the transactions contemplated by this Agreement, and therefore the HD-Parties will not be required to obtain any consents from relevant third parties, including where such consents may be required to assign the Assigned Agreements to HDMOA. Except for the Licenses (as set forth in Section 7(i) above), the HD-Parties have no knowledge of the need to secure any governmental or other regulatory consents in connection with this Agreement.

(d)                              Further Assurances. From time to time, at the Buyers’ request (whether at or after the Closing) and without further consideration, the HD-Parties will execute and transfer and will take such other action as the Buyers may reasonably request in order to more effectively give effect to the transactions contemplated hereby.

(e)                               Assigned Agreements. On the Contribution Date, the HD-Parties shall assign the Assigned Agreements to HDMOA and HDMOA shall assume the post-Contribution Date obligations of HD-Parties thereunder, pursuant to the terms and conditions set forth herein and in the Assignment and Assumption Agreement, and provided further that the Buyers shall provide the Guaranty as provided in Section 3 hereto. In connection with the Assigned Agreements, and in furtherance of the parties’ agreement to not seek third party consents, the HD-Parties shall cooperate with HDMOA and the Buyers in any reasonable arrangement designed to provide for HDMOA and the Buyers the benefits of such Assigned Agreements, including enforcement of any and all rights of HD-Parties against the other party thereto arising out of a breach or cancellation thereof by such other party or otherwise, and the right to purchase any of the relevant equipment at the end of the lease term or otherwise in the case of leased equipment. The Buyers shall perform all such obligations on each Assigned Agreement on the HD-Parties’ behalf or in the Buyers’ discretion otherwise reimburse the HD-Parties for payments made for the benefit of the Buyers (provided, however, that the HD-Parties shall first have provided the Buyers with written evidence to the Buyers’ reasonable satisfaction that the HD-Parties actually made the payments for which they are being reimbursed). Notwithstanding anything to the contrary in this Agreement, the HD-Parties’ obligations to HDMOA and the Buyers with respect to the Assigned Agreements pursuant to this Section 8(e) shall expire upon fifteen (15) months following the Closing Date. In addition, neither the HD-Parties, nor their respective subsidiaries, or the successor of any of them, will intentionally take any action which would cause the New York MRI facilities managed by them or any of their respective subsidiaries, which after the Closing will be managed by a Buyer or any subsidiary of a Buyer, to lose the rights of such entities to participate in the risk health plans and be parties to certain risk provider agreements in accordance with the settlement agreement with CareCore National LLC and its affiliates.

(f)                               Vendor Relationships; Missing Agreements. The parties acknowledge that the HD-Parties have certain vendor relationships that may be relevant to their respective businesses, as listed on Schedule 8(f), that derive from agreements or relationships in which none of the HD-Parties is a party, derive from relationships in which there is no agreement, or derive from agreements that the HD-Parties cannot locate (the “Missing Agreements”). HD-Parties shall cooperate with the HDMOA and the Buyers in any reasonable arrangement designed to provide for HDMOA and the Buyers the benefits of such Missing Agreements or relationships, including enforcement of any and all rights of HD-Parties against the other party thereto arising out of a breach or cancellation thereof by such other party or otherwise. The Buyers shall perform all such obligations on each Missing Agreement on the HD-Parties’ behalf or in the Buyers’ discretion otherwise reimburse the HD-Parties for payments made for the benefit of the Buyers (provided, however, that the HD-Parties shall first have provided the Buyers with written evidence to the Buyers’ reasonable satisfaction that the HD-Parties actually made the payments for which they are being reimbursed). Notwithstanding anything to the contrary in this Agreement, the HD-Parties’ obligations to HDMOA and the Buyers with respect to the Missing Agreements pursuant to this Section 8(f) shall expire upon fifteen (15) months following the Closing Date.

9.                  Covenants of the Buyers. The Buyers covenant and agree with the HD-Parties that:

(a)                               Books and Records. After the Closing, the Buyers will permit the HD-Parties and their representatives, at such reasonable times as they may request, to inspect and make extracts from any books and records turned over by the HD-Parties or HDMOA to the Buyers at the Closing or thereafter for the purpose of preparing any tax returns, liquidating or complying with other governmental requirements. The Buyer agrees (i) to retain all books and records with respect to the tax matters pertinent to the Business, the HD-Parties, or HDMOA relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (including any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the HD-Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any of the HD-Parties so requests, in such case, the Buyer shall allow the HD-Parties to take possession of such books and records.

(b)                              Further Assurances. From time to time at the HD-Parties’ request (whether at or after the Closing) and without further consideration, the Buyers will execute such instruments and documents and take such other action as the Buyers may reasonably request in order to more effectively give effect to the transactions contemplated hereby.

(c)                               Consents. Buyers shall obtain all consents required to be obtained by them to consummate the transactions contemplated by this Agreement, including the Licenses.

(d)                              Assigned Agreements. As of the Contribution Date, HD-Parties shall assign the Assigned Agreements to HDMOA, and as of the Closing, Buyers shall Guaranty the obligations of HDMOA under the Assigned Agreements.

(e)                               Patient Information. As of the Contribution Date, HD-Parties shall assign “custodianship” of the Patient Information to HDMOA and HDMOA shall assume the post-Closing obligations of HD-Parties thereunder, and shall accept custody of such Patient Information and will hold, utilize, and deliver them pursuant to the instructions of the Patient to whom they pertain and shall use best efforts to comply with all laws and regulations with respect to the handling and storage of the Patient Information; provided, however, that HDMOA and Buyers shall provide the HD-Parties with access to such Patient Information to the extent requested by the HD-Parties for purposes of billing and audits, complying with applicable laws, responding to any Claim (as defined at Section 13(f)) or any court order, or as otherwise reasonably requested by HD-Parties. Buyers shall Guaranty the foregoing obligations of HDMOA as to Patient Information.

10.              Conditions of the Buyers’ Obligations. The obligations of the Buyers under this Agreement are subject to the fulfillment to their reasonable satisfaction, prior to or at the Closing, of each of the following conditions, any of which can be waived by the Buyers:

(a)                               No Government Opposition. No governmental entity shall have made known any opposition to, or questioning of, the consummation of the transactions contemplated hereby.

(b)                              No Private Opposition. No private party shall have commenced an action or filed suit against any of the parties or their respective owners questioning in any way the validity of this Agreement or the transactions contemplated hereby.

(c)                               Condition of Assets. The tangible Assets being transferred and contributed prior to Closing by the HD-Parties to HDMOA shall be in operating condition and shall have suffered no loss or damage, normal wear and tear excepted, whether by reason of causes within or without the control of the parties and whether covered by insurance or not.

(d)                              Proceedings and Documents. All proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in legal substance and form to counsel for the Buyers, and the Buyers and their counsel shall have received all such counterpart originals or certified or other copies of such documents as they or their counsel may have reasonably requested.

(e)                               Assigned Agreements. HD-Parties shall have contributed and assigned the Assigned Agreements to HDMOA prior to Closing.

(f)                               Financing. The Buyers shall be able to secure such debt and equity financing as may be necessary to enable the Buyers to consummate the transactions contemplated by this Agreement.

11.              Conditions of the HD-Parties’ Obligations. The obligations of the HD-Parties under this Agreement are subject to the fulfillment to their reasonable satisfaction, prior to or at the Closing, of each of the following conditions, any of which can and, be waived by the HD-Parties:

(a)                               No Government Opposition. No governmental entity shall have made known any opposition to, or questioning of, the consummation of the transactions contemplated hereby.

(b)                              No Private Opposition. No private party shall have commenced an action or filed suit against any of the parties or their respective owners questioning in any way the validity of this Agreement or the transactions contemplated hereby.

12.              Expenses. Except as otherwise provided herein, the HD-Parties will pay all costs and expenses attributable to the performance of and compliance with all agreements and conditions contained in this Agreement to be performed or complied with them (including, without limitation, all fees and expenses of their counsel), and the Buyers will pay all costs and expenses attributable to the performance of and compliance with all agreements and conditions contained in this Agreement to be performed or complied with by them (including, without limitation, all fees and expenses of their counsel).

13.              Survival; Indemnity.

(a)                               Survival of Representations and Warranties. All of each of the HD-Parties’, HDMOA’s, and the Buyer’s representations and warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive for a period of fifteen (15) months following the Closing Date; provided that the representations, warranties and indemnities for which a Claim shall be pending shall survive with respect to such Claim until the final disposition thereof.

(b)                              Limitations.

(i)                    The HD-Parties shall not be required to indemnify the Buyers under this Agreement until the aggregate amount of indemnifiable Losses under Section 13(a) exceed Two Hundred Fifty Thousand Dollars ($250,000) (the “Deductible”), at which point the HD-Parties shall be responsible for the Losses that may arise in excess of the Deductible. The Buyer shall not bring a Claim for indemnification under Section 13(a) for any item that involves a Loss of less than Twenty Five Thousand Dollars ($25,000).

(ii)                  Except for actions based on fraud, intentional misrepresentation, criminal activity or for injunctive relief, the sole remedy of any party hereto with respect to any Claims pursuant to this Agreement shall be monetary damages determined pursuant to this Section 13.

(iii)                Any indemnification Claim shall be reduced, on a dollar-for-dollar basis, (but net of any taxes), by and to the extent that an Indemnitee (as hereinafter defined) shall actually receive proceeds under insurance policies, risk sharing pools, or similar arrangements or tax benefit actually received as a result of the subject matter of an indemnification Claim by such Indemnitee; provided, however, that such proceeds shall be disregarded for purposes of calculating the Deductible.

(iv)                Notwithstanding any other provision hereof, after the Closing, the aggregate amount of indemnifiable Loss for which the HD-Parties shall be liable under Section 13(a) shall not exceed One Million One Hundred Twenty Five Thousand Dollars ($1,125,000) (the “HD-Parties Cap”).

(v)                  No party shall be liable under this Agreement for (i) any Loss that represents the cost of repairs, replacements or improvements to the extent they enhance the value of the repaired, replaced or improved asset above its value on the Closing Date, or that exceeds the reasonable cost of such repair or replacement, or (ii) consequential damages, special damages, incidental damages, indirect damages, punitive damages, lost profits or similar items, other than those arising pursuant to a third party Claim.

(vi)                To the extent the Indemnitor discharges any Claim for indemnification hereunder, the Indemnitor shall be subrogated to all related rights of the indemnified against third parties.

(c)                               Indemnification by HD-Parties. Subject to Sections 13(a) and 13(b), HD-Parties agree to, and shall, jointly and severally indemnify each of the Buyers and HDMOA and their respective officers, directors, employees, members, stockholders, representatives, affiliates and agents and hold each of them harmless at all times after the Closing Date against and in respect of any and all Losses resulting from, or in respect of, any of the following:

(i)                    Any breach of any representation or warranty of the HD-Parties contained herein or in any instrument or document delivered or to be delivered by the HD-Parties pursuant to this Agreement;

(ii)                  Any breach of any covenant or agreement of the HD-Parties under this Agreement; and

(iii)                All demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with, any action, suit, proceeding or Claim incident to any of the foregoing.

(d)                              Indemnification by Buyers and HDMOA. Subject to Sections 13(a) and 13(b), the Buyers and HDMOA shall, jointly and severally indemnify each of the HD-Parties and their respective officers, directors, employees, members, stockholders, representatives, affiliates and agents and hold each of them harmless at all times after the Closing Date against and in respect of any and all Losses in respect of, any of the following:

(i)                    Any breach of any representation or warranty of the Buyers contained herein or in any instrument or document delivered or to be delivered by the Buyers pursuant to this Agreement;

(ii)                  Any breach of any covenant or agreement of the Buyers under this Agreement;

(iii)                All demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with, any action, suit, proceeding or Claim incident to any of the foregoing;

(iv)                Any and all Claims against the Florida Entities, or against HD or HD-Holdings with respect to the Florida Business, in connection with the Florida Management Agreement arising pursuant to Section 5(c) above;

(v)                  Any and all Claims in connection with tax matters arising pursuant to Section 19 below, including without limitation the Transfer Taxes;

(vi)                Any and all Claims in connection with employee matters arising pursuant to Section 1(c)(i), Section 1(c)(ii), or Section 17 hereunder; and

(vii)              Any and all Claims in connection with the post-Closing operation of the Business or with respect to the Assets, including without limitation the Assigned Agreements and the Missing Agreements and/or any guaranty by HD or the HD-Parties therewith; provided, however, that with respect to the indemnity by Buyers and HDMOA as to the Missing Agreements, Buyers and HDMOA will not be responsible for Claims arising from the HD-Parties’ breach of any representations and warranties pursuant to this Agreement related to the Missing Agreements.

(e)                               Indemnification Procedure. In the event that any Claim is made with respect to which a party hereto (an “Indemnitee”) intends to seek indemnification hereunder, the Indemnitee shall give the party from which it intends to seek indemnification hereunder (“Indemnitor”) prompt written notice of such Claim and the Indemnitor shall have the right to assume the defense of the Claim with counsel of its own choosing reasonably acceptable to the Indemnitee, provided that such defense is conducted with diligence and continuity and provided further that the Indemnitee shall have the right to participate in the defense of such Claim with counsel of its choosing at its expense. The parties shall cooperate in the defense of any such Claim and neither the Indemnitor nor the Indemnitee shall have the right to settle or pay any such Claim without the consent of the other, which consent shall not be unreasonably withheld.

(f)                               Defined Terms. For purposes hereunder, “Loss” means any damage, deficiency, liability, obligation, judgment, demand, assessment, commitment, claim, action, cost, imposed tax, penalty, fine or other loss or expense, whether or not arising out of a direct or third-party claim, including all interest, penalties, reasonable attorneys’ fees and other expenses arising from, or in connection with, any claim by a party seeking indemnification, excluding consequential damages, special damages, punitive damages, other than consequential or punitive damages awarded to third parties. Additionally, “Claim” shall mean any action, claim, charge, audit, lawsuit, demand, suit, inquiry, hearing, investigation, authority review, litigation, proceeding, arbitration, appeals or other dispute, whether civil, criminal, administrative or otherwise.

14.              Notices, Et Cetera. All notices, consents and other communications hereunder shall be in writing (except for those relating to day-to-day transactions in the ordinary course of business where representatives of the parties may reach a decision, subsequently to be confirmed in writing) and shall be deemed to have been given when delivered personally, sent by Federal Express or other overnight courier service, or mailed by first-class, registered or certified mail, postage prepaid, addressed (a) if to one or more of the HD-Parties or HDMOA (until such time as the Florida Entities and HDMOA are purchased hereunder by the Buyers) at 8 Corporate Center Drive, Melville, New York 11747, or at such other address or addresses as the HD-Parties shall have furnished to the Buyers in writing, or (b) if to the Buyers, HDMOA, or the Florida Entities (after such time as HDMOA and the Florida Entities are purchased hereunder by the Buyers), at 110 Marcus Drive, Melville, New York 11747, or at such other address as the Buyers shall have furnished to the HD-Parties in writing.

15.              Publicity; Confidentiality. No party to this Agreement shall directly or indirectly make or cause to be made any public announcements or issue any notices in any form with respect to the terms and conditions of this Agreement without the consent in writing of the other parties not to be unreasonably withheld; provided, however, that the Buyers shall be permitted to make or cause to be made any announcement or issue any notice necessary, in the Buyers’ reasonable judgment after consultation with qualified counsel, to comply with applicable laws, including applicable securities laws; provided further, however, that HD-Parties and HD-Parties’ counsel shall first be provided with an opportunity to review and comment on any such announcement or notice prior to its becoming final and/or otherwise being publicly disseminated.

16.              Assignment. This Agreement may not be assigned by any of the parties without the express written consent of the other parties hereto. Notwithstanding the foregoing, any agreement or instrument delivered pursuant to this Agreement may be assignable to the extent expressly provided therein.

17.              Employee Matters.

(a)                            The Buyer shall continue to employ all of the Retained Employees as of the Closing Date, and the Buyer shall assume and be solely responsible for any and all liabilities and obligations of HDMOA and/or to the Retained Employees arising on or after the Closing Date relating to (i) Claims for severance, termination pay, benefits or notice under any applicable federal, state, or local law or under any plan, policy, practice or agreement; or (ii) compensation, wages, bonuses, paid time off, employee benefits and other employee related obligations and liabilities.  Notwithstanding anything set forth in this Agreement, other than those Retained Employees who are a party to a written employment agreement with the HD-Parties or HDMOA, all such Retained Employees shall remain “at will” employees of the Company. Copies of all such employment agreements have been made available to the Buyers.

(b)                           The Buyer shall be solely responsible for compliance with the requirements of Section 4980B of the Code and part 6 of subtitle B of Title I of ERISA (“COBRA”), including the provision of continuation coverage, with respect to the Retained Employees, all current and former employees of the HD-Parties or HDMOA with respect to the Business or HDMOA (collectively, the “Employees”) and their spouses and dependents, for whom a qualifying event occurs before, on or after the Closing Date. For purposes of this Section 19(b), the terms “continuation coverage” and “qualifying event” shall have the meanings ascribed to them in COBRA.

(c)                            On and after the Closing Date, the Buyer shall (i) ensure that no waiting periods, limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, actively-at-work exclusions or other limitations or restrictions on coverage are applicable to Employees or their dependents or beneficiaries under any welfare benefit plans in which such employees may be eligible to participate; and (ii) provide or cause to be provided that any costs or expenses incurred by any such employees and their dependents or beneficiaries up to and including the Closing Date shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans. With respect to each employee benefit plan, policy or practice, including, without limitation, severance, vacation and paid time off plans, policies or practices, sponsored or maintained by the Buyer, the Buyer shall grant, or cause to be granted to, all Employees from and after the Closing Date credit for all service prior to the Closing Date for all purposes, including eligibility to participate, vesting credit, eligibility to commence benefits, early retirement subsidies and severance to the extent required under applicable law.

(d)                           In the event of any “plant closing” or “mass layoff,” as defined in the Federal Worker Adjustment Retraining Notification Act, 29 U.S.C. § 2101, et seq., or any state law equivalent (“WARN”), with respect to the Retained Employees prior to the Closing Date, the HD-Parties shall comply with all of the requirements of WARN. The HD-Parties shall indemnify, defend, and hold harmless the Buyers and its successors, assigns, and affiliates from and against any liability or Claim arising out of any failure of the HD-Parties to comply with WARN prior to the Closing Date.

(e)                            Nothing in this Section 17(e) shall (i) confer any rights upon any person, including any Retained Employee or former employee of the Business, other than the parties hereto and their respective successors and permitted assigns or (ii) constitute or create an employment agreement.

(f)                            Effective as of the Closing Date, the Buyer shall assume the sponsorship of, and any and all liabilities and obligations arising at any time after the Closing, with respect to each of the benefit plans set forth on Schedule 6(u) and Schedule 6(v).

(g)                           It is contemplated that among the Retained Employees will be certain key employees who will be retained to assist in running the Business being acquired. The HD-Parties shall release any such Retained Employees from any and all obligations of such employees to HD-Parties pursuant to any confidentiality agreement (other than with respect to confidential information not related to the Business sold hereunder), non-competition agreement or similar agreement that would prohibit or restrict such employees from being employed by or otherwise providing services to the Buyers.

18.              Consultant and Non-Competition Agreements. Buyers shall have approved, adopted, and implemented the Consultant and Non-Competition Agreements with certain members and/or affiliates of HD-Parties’ management team as identified at Exhibit M hereto, to be effective as of the Closing Date, with such terms as are mutually agreed upon by the Buyers and the HD-Parties; provided, however, that such agreements shall provide for, among other matters, (i) extensive non-competition terms, (ii) a consulting relationship for up to one (1) year following the Effective Date, and (iii) consideration commensurate thereof. Buyers and HD-Parties covenant and agree to negotiate in good faith to develop the mutually agreeable Consultant and Non-Competition Agreements.

19.              Tax Matters.

(a)                               Tax Returns. The Buyers and the HD-Parties shall cooperate fully, as and to the extent reasonably requested by each other party, in connection with the filing of the tax returns and any audit, litigation or other proceeding with respect to taxes relating to the HD-Parties, HDMOA, the Business, or the Assets (including reasonable access to books and records, tax returns, and tax filings). The HD-Parties shall have the exclusive obligation and authority to file or cause to be filed at its sole cost all federal, state, local, and foreign tax returns that are required to be filed by or with respect to the income, assets, properties and operations of the HD-Parties or HDMOA for any taxable year or taxable period ending on or before the Closing Date, and the Buyers shall have the exclusive obligation and authority to file or cause to be filed at their sole expense all federal, state, local, and foreign tax returns that are required to be filed by or with respect to the income, assets, properties and operations of the HD-Parties or HDMOA then-owned by the Buyers or any successor thereto for any taxable year or other taxable period following the Closing Date. HD, HD-Holdings and the Buyers agree to provide each other with copies of any tax returns prepared by them after the Closing Date which relate, in whole or in part, to taxable periods beginning before the Closing Date and which reasonably could be expected to affect the tax consequences or tax liabilities of the other party. HDMA, HD-Holdings and the Buyers agree to consult and resolve in good faith any objection raised in connection with such tax returns. The HD-Parties shall pay all taxes for which the HD-Parties or HDMOA are or may be liable with respect to any taxable year or other taxable period beginning before the Closing Date and ending after the Closing Date (the “Overlap Period”). Taxes for any pre-Closing period and the Overlap Period shall be computed and allocated among HD, HD-Holdings, and the Buyers as if the relevant taxable period ended at the Closing Date, except that (i) exemptions, allowances or deductions that are allowed on an annual basis and (ii) real property, personal property, intangibles and other similar taxes imposed on a periodic basis shall be allocated on a per diem basis. HD, HD-Holdings, and the Buyers shall have the joint authority to control any audit or examination by any taxing authority, initiate any Claim for refund, amend any tax return, and contest, resolve and defend against any assessment for additional taxes, notice of tax deficiency or other adjustment of taxes of or relating to any liability for taxes for the Overlap Period; provided, however, that the Buyers shall not, without the prior written consent of HD and HD-Holdings, which consent shall not be unreasonably withheld, enter into any settlement of any contest or otherwise compromise any issue that affects or may affect the tax liability of the HD-Parties or HDMOA, or any of their affiliates for any pre-Closing period or the portion of the Overlap Period ending on and including the Closing Date.

(b)                              Transfer Taxes. All stamp, transfer, documentary, sales and use, bulk sales, value added, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement or any other transaction contemplated hereby (collectively, the “Transfer Taxes”) shall be paid by the Buyers, and the Buyers shall, at its own expense, procure any stock transfer stamps required by, and properly file on a timely basis all necessary notifications, tax returns, and other documentation with respect to, any Transfer Tax and provide to the HD-Parties and/or HDMOA, as applicable, evidence of payment of all Transfer Taxes.

20.              Miscellaneous. This Agreement, together with the Exhibits and Schedules hereto, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of such parties. This Agreement may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of such change, waiver, discharge or termination is sought. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. The headings of this Agreement are for reference only, and shall not limit or otherwise affect any of the terms or provisions hereof. This Agreement may be executed in several counterparts and may be executed by the respective parties hereto on separate counterparts, each of which, including any facsimile signature pages, shall be an original but all of which together shall constitute one and the same instrument. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in the manner legally binding upon them as of the date first above written.

FONAR CORPORATION AND SUBSIDIARIES

Signature Page

HDM-BUYER:

HEALTH DIAGNOSTICS MANAGEMENT, LLC

HMCA:

HEALTH MANAGEMENT CORPORATION OF AMERICA

HD-PARTIES:

HEALTH DIAGNOSTICS, LLC

HEALTH DIAGNOSTICS HOLDINGS OF FLORIDA, LLC

HEALTH DIAGNOSTICS MANAGEMENT OF NEW YORK, LLC

HEALTH DIAGNOSTICS OF FORT LAUDERDALE, LLC

HEALTH DIAGNOSTICS OF MIAMI, LLC

HEALTH DIAGNOSTICS OF ORLANDO, LLC

HDMOA:

HEALTH DIAGNOSTICS MANAGEMENT OF AMERICA, LLC